Exhibit 99.1

Liberty Tax Service Reports Fiscal 2013 Second Quarter Results

Virginia Beach, VA, December 4, 2012 — JTH Holding, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, today reported a net loss for the fiscal second quarter ended October 31, 2012, of $6.7 million, or $0.51 per share, compared to a loss of $4.3 million, or $0.38 per share, in the prior year period.  Total revenue in the quarter declined 17% mainly because more area developer (AD) sales occurred in the first quarter of fiscal 2013, compared to the previous year, when more sales occurred during the second quarter.  In addition, operating expenses in the quarter included approximately $503,000 of costs associated with being a public company that were not incurred in the prior year quarter.

“Our second quarter results were in line with our expectations and we are making preparations for the upcoming tax season,” said Mark Baumgartner, CFO.  “As Liberty expands, we expect the losses in our first and second quarters to reflect the increase in off-season operating expenses that correlate to a growing company such as ours.”

Net loss for the six months ended October 31, 2012 was $12.9 million, or $1.02 per share, compared to a net loss of $9.3 million, or $0.82 per share, for the six months ended October 31, 2011.  Total revenue for the first six months of the year increased 3% compared to the prior year period.  Operating expenses for the first six months of the fiscal year included approximately $1.0 million of costs associated with being a public company that were not incurred in the prior year.

“During the second quarter of fiscal 2013, 197 new franchisees joined our team, a 27% increase over the prior year period.  Year-to-date, new franchisees have totaled 227, or 14% more than last year,” said John Hewitt, Chairman and CEO.  “These are tough economic times for small business, and yet an increasing number of entrepreneurs are choosing to join Liberty.  We are excited to welcome these franchisees to the team and look forward to working closely with them this coming tax season.”

The 197 new franchisees purchased 157 new territories during the quarter and 64 existing territories either from current or former franchisees or company owned stores.  Although territories sold to new franchisees grew, total territories sold during the second quarter decreased approximately 9% versus the prior year period because fewer new territories were sold to existing franchisees during the quarter.  In October, the Company announced that it had reached an agreement to provide tax preparation services in over 300 Walmart stores.  Because the agreement was signed relatively late in the second quarter, the sales process for current franchisees looking to expand was delayed and the ability to close those territories by the end of the quarter was affected.  In addition, more expanding franchisees are choosing the “rent to own” (RTO) option for the Walmart expansions, thus delaying the recognition of the sale to the fourth quarter of fiscal 2013, if the franchisee purchases the territory at that time.

“Whether the franchisee outright purchases the territory or tries the territory using our RTO option, we expand our office footprint.  We are encouraged by franchisee reception to the Walmart opportunity; however, many of the stores are in rural areas that are more difficult to sell.  As a result, we expect to operate more company stores this tax season with the expectation to sell these stores prior to future tax seasons.  We believe this will give us a foothold in parts of the country sooner than would have normally been possible,” said Hewitt.

Earlier this year, the Company postponed its initial public offering because of market conditions involving IPOs and because it did not need the proceeds of an offering for liquidity purposes.  In the second quarter, the Company filed an amendment to its registration statement, which had the effect of re-starting the SEC review process.  This was done for two reasons.  First, because the most recent financial statements included in previous SEC filings had been the Company’s fiscal 2011 financial statements, the

Company wished to update its filing with its audited 2012 financial statements, in order to afford the greatest flexibility to move quickly if and when the Company determines that an offering will be appropriate.  Second, because there are several large shareholders whose status as affiliates effectively prevents them from having any significant liquidity in their shares, the Company continues to look for the appropriate market opportunity to conduct a public offering that would allow these shareholders the opportunity to sell stock.  The Company can advise at this time that it does not anticipate initiating an offering prior to the fiscal fourth quarter.

Conference Call

At 8:30 a.m. ET on Tuesday, December 4, 2012, the Company will host a conference call for analysts, investors and shareholders.  To access the call, please dial the number below approximately 5 to 10 minutes prior to the scheduled starting time:

U.S./Canada        (800) 215-2410

International        (617) 597-5410

Passcode:             26092040

The call will also be webcast in a listen-only format.  The link to the webcast may be accessed on the Company’s investor relations website at www.libertytax.com.

A replay of the call will be available beginning at approximately 10:30 a.m. ET on Tuesday, December 4, 2012 and continuing until Tuesday, December 11, 2012, by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International).  The participant passcode is 50609516.

Investor Day

The company will be hosting its initial Investor Day on Wednesday, December 12, 2012, at the Millennium Broadway Hotel New York.  The company will webcast the presentations given by the management team beginning at 2:00 p.m. eastern.  In conjunction with its Investor Day, the company intends to introduce its fiscal 2013 financial guidance.  Please RSVP to Darby Schoenfeld by Wednesday, December 5, 2012.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the Company’s anticipated growth and expansion of its business.  These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

About JTH Holding, Inc.

JTH Holding, Inc. is the parent company of Liberty Tax Service. Liberty Tax Service is the fastest-growing retail tax preparation company in the industry’s history. Founded in 1997 by CEO John T. Hewitt, a pioneer in the tax industry, Liberty Tax Service has prepared over 10 million individual income tax returns. With 43 years of tax industry experience, Hewitt stands as the most experienced CEO in the tax preparation industry, having also founded Jackson Hewitt Tax Service. Liberty Tax Service is the only tax franchise on the Forbes “Top 20 Franchises for the Buck.”

Contact for JTH Holding, Inc.:

Darby Schoenfeld

Director, Investor Relations

757-453-6047

darby.schoenfeld@libtax.com

JTH Holding, Inc.

Condensed Consolidated Balance Sheets

Unaudited, amounts in thousands

	October 31,	April 30,
	2012	2012
Assets

Current assets:
Cash and cash equivalents	$1,158	$19,848
Receivables, net	80,599	76,776
Prepaid expenses and other current assets	15,541	5,655
Total current assets	97,298	102,279

Property, equipment, and software, net	28,693	23,948
Notes receivable, excluding current portion, net	44,366	35,863
Goodwill	1,913	1,913
Other intangible assets, net	25,515	22,158
Other assets, net	5,745	2,580

Total assets	$203,530	$188,741

Liabilities and Stockholders’ Equity

Current liabilities:
Current installments of long-term debt	$3,321	$2,736
Accounts payable and accrued expenses	7,921	14,170
Due to area developers	15,680	21,893
Income taxes payable	—	6,689
Other current liabilities	6,187	4,492
Total current liabilities	33,109	49,980

Long-term debt, excluding current installments	25,276	26,249
Revolving credit facility	39,672	—
Other non-current liabilities	16,668	12,310
Total liabilities	114,725	88,539

Stockholders’ Equity
Class A preferred stock, $0.01 par value per share	—	2,129
Special voting preferred stock, $0.01 par value per share	—	—
Class A common stock, $0.01 par value per share	121	103
Class B common stock, $0.01 par value per share	9	9
Exchangeable shares, $0.01 par value	1	1
Additional paid-in capital	6,632	3,182
Accumulated other comprehensive income, net of taxes	790	676
Retained earnings	81,252	94,102
Total stockholders’ equity	88,805	100,202

Total liabilities and stockholders’ equity	$203,530	$188,741

JTH Holding, Inc.

Condensed Consolidated Income Statement

Unaudited, amounts in thousands, except per share and share data

	Three months ended October 31,		Six months ended October 31,
	2012	2011	2012	2011

Revenues:
Franchise fees, net	$2,251	$4,188	$4,662	$5,391
Royalties and advertising fees	762	810	1,769	1,828
Financial products	169	132	471	291
Interest income	2,966	2,586	5,625	4,607
Tax preparation fees, net of discounts	225	89	441	245
Other revenue	916	988	1,107	1,299
Total revenues	7,289	8,793	14,075	13,661

Operating expenses:
Employee compensation and benefits	7,615	6,559	14,281	12,209
General and administrative expenses	5,960	5,214	11,576	9,058
Advertising expense	2,539	1,829	5,099	3,619
Depreciation, amortization, and impairment charges	1,738	1,696	3,629	3,318
Total operating expenses	17,852	15,298	34,585	28,204

Loss from operations	(10,563)	(6,505)	(20,510)	(14,543)

Other income (expense):
Foreign currency transaction gains (losses)	2	(6)	4	(4)
Interest expense	(512)	(520)	(804)	(832)
Loss before income taxes	(11,073)	(7,031)	(21,310)	(15,379)
Income tax benefit	(4,375)	(2,705)	(8,460)	(6,074)

Net loss	$(6,698)	$(4,326)	$(12,850)	$(9,305)

Net loss per share of Class A and Class B common stock
Basic and Diluted	$(0.51)	$(0.38)	$(1.02)	$(0.82)

Weighted-average shares outstanding
Basic and Diluted	13,027,179	11,286,758	12,601,417	11,323,924

JTH Holding, Inc.

Condensed Consolidated Statements of Cash Flows

Unaudited, amounts in thousands

	Six months ended October 31,
	2012	2011

Net cash used in operating activities	$(27,641)	$(20,294)

Cash flows from investing activities:
Issuance of operating loans to franchisees	(20,855)	(19,163)
Payments received on operating loans from franchisees	1,227	1,695
Purchases of assets from franchisees and area developers	(2,352)	(2,027)
Proceeds from sale of customer lists and other assets	1,386	534
Purchase of equity securities	(2,980)	—
Purchases of property and equipment	(5,673)	(5,255)
Net cash used in investing activities	(29,247)	(24,216)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,592	21
Repurchase of common stock	(1,413)	(2,205)
Repayment of long-term debt	(1,894)	(1,519)
Borrowings under revolving credit facility	40,147	52,051
Repayments under revolving credit facility	(475)	(4,331)
Payment for debt issue costs	(8)	—
Tax benefit of stock option exercises	269	458
Net cash provided by financing activities	38,218	44,475

Effect of exchange rate changes on cash, net	(20)	(57)
Net increase (decrease) in cash and cash equivalents	(18,690)	(92)
Cash and cash equivalents at beginning of period	19,848	1,662

Cash and cash equivalents at end of period	$1,158	$1,570

Supplementary cash flow data:
Cash paid for interest, net	$783	$648
Cash paid for taxes, net	6,837	6,950